Exhibit 99.1

Osiris Therapeutics Reports Second Quarter 2012 Financial Results

Biosurgery sales rise 43% over prior quarter, Prochymal® becomes first approved stem cell drug and company ends the first half with $40 million in cash and no debt

COLUMBIA, Md. — July 30, 2012 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets, announced today its results for the second quarter ended June 30, 2012.

Highlights and Recent Developments

•                  Achieved an historic, first approval from Health Canada to market its stem cell drug, Prochymal (remestemcel-L), for the treatment of acute graft-vs-host disease (GvHD) in children.

•                  Obtained a second approval for Prochymal in New Zealand, through its medical regulatory agency, Medsafe.

•                  Attained a transitional pass-through status from the Center for Medicare & Medicaid Services (CMS), with C-Codes being designated for Grafix®.    Also, CMS also issued a preliminary positive decision for the assignment of permanent Healthcare Common Procedure Coding System (HCPCS) Q-codes.

•                  In the largest study of allogeneic or “off-the-shelf” stem cells ever conducted in heart attack patients, reported interim one-year results showing that treatment with Prochymal resulted in a statistically significant reduction in heart failure in patients experiencing first-time acute myocardial infarction.

•                  Selected by the Biomedical Advanced Research and Development Authority (BARDA) to submit a full proposal for a Broad Agency Announcement (BAA) to fund advanced research and development of countermeasures, specifically for the use of Grafix in mass casualty thermal burn injuries.

•                  Reported $1.6 million of revenue from the distribution of our Biosurgery products during the second quarter — a 43% increase over the previous quarter.

•                  Reported cash, receivables and short-term investments of $40.1 million as of June 30, 2012.

“This past quarter was not only memorable, but monumental, for Osiris,” stated C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris Therapeutics.  “We have set a new benchmark to measure our success, and remain as committed as ever to extending the reach of this remarkable technology.  Whether through our Biosurgery or Therapeutics units, we will continue to develop innovative cell therapy solutions for patients in need.”

Second Quarter Financial Results

Biosurgery product revenue rose 43% from the previous quarter to $1.63 million.  As of June 30, 2012, Osiris had $40.1 million of cash, receivables and short-term investments.

Research and development expenses for the second quarter of 2012 were $4.1 million, compared to $5.2 million incurred in the second quarter of 2011.  General and administrative (G&A) expenses were $1.4 million for the second quarter of 2012 compared to $3.3 million for the same period of the prior year. The 2011 G&A expense included a non-cash charge of $1.7 million related to the extension of the expiration date of a warrant. Net cash used in operations for the three months ended June 30, 2012 was $4.4 million.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, July 30, 2012 at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through August 05, 2012. Callers can access the replay by dialing (855) 859-2056 (U.S. participants) or (404) 537-3406 (international participants). The audio replay confirmation code is 99408506. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc., having developed the world’s first approved stem cell drug, Prochymal®, is the leading stem cell company. The company is focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets.  In Biosurgery, Osiris currently markets Grafix® for burns and chronic wounds, and Ovation® for orthopedic applications. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of stem cell products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 48 U.S. and 144 foreign patents.

Osiris, Prochymal, Grafix and Ovation are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal®, Chondrogen®, Grafix® and Ovation®); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our relationship with collaborating partners; our ability to maintain and benefit from our collaborative arrangements; our ability to benefit from government contracts; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands, except per share data

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash	$1,109	$1,661
Investments available for sale	37,637	45,604
Accounts receivable	1,393	728
Inventory	475	767
Deferred tax asset	—	2,188
Prepaid expenses and other current assets	3,371	470
Total current assets	43,985	51,418

Property and equipment, net	2,153	2,463
Restricted cash	392	392
Total assets	$46,530	$54,273

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$5,166	$4,692
Deferred revenue, current portion	—	3,333
Total current liabilities	5,166	8,025

Other long-term liabilities	405	430
Total liabilities	5,571	8,455

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,868 shares outstanding - 2012, 32,828 shares outstanding - 2011	33	33
Additional paid-in-capital	278,785	278,092
Accumulated other comprehensive income	5	20
Accumulated deficit	(237,864)	(232,327)
Total stockholders’ equity	40,959	45,818
Total liabilities and stockholders’ equity	$46,530	$54,273

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)

Amounts in thousands, except per share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Product revenues	$1,626	$130	$2,763	$167
Cost of product revenues	552	55	939	70
Gross profit	1,074	75	1,824	97

Revenue from collaborative research agreements and royalties	98	10,224	3,544	20,619

Operating expenses:
Research and development	4,072	5,209	8,035	9,920
General and administrative	1,418	3,280	2,941	4,976
	5,490	8,489	10,976	14,896

(Loss) income from operations	(4,318)	1,810	(5,608)	5,820

Other income, net	21	25	39	54

(Loss) income before income taxes	(4,297)	1,835	(5,569)	5,874

Income tax benefit (expense)	32	(43)	32	(43)

Net (loss) income	$(4,265)	$1,792	$(5,537)	$5,831

Basic (loss) earnings per share	$(0.13)	$0.05	$(0.17)	$0.18

Diluted (loss) earnings per share	$(0.13)	$0.05	$(0.17)	$0.18

Weighted average common shares (basic)	32,860	32,821	32,845	32,814

Weighted average common shares (diluted)	32,860	33,134	32,845	33,124

OSIRIS THERAPEUTICS, INC.

Statements of Cash Flows

(Unaudited)

Amounts in thousands

	Six months ended ,
	June 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(5,537)	$5,831
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	348	375
Non cash share-based payments	687	994
Provision for bad debts	11	—
Non cash expense- extension of expiration date of warrant to related party	—	1,740
Changes in operating assets and liabilities:
Accounts receivable	(676)	1,263
Inventory, prepaid expenses, and other current assets	(421)	(120)
Other assets	—	149
Accounts payable and accrued expenses	449	(1,195)
Deferred revenue	(3,333)	(20,480)
Net cash used in operating activities	(8,472)	(11,443)

Cash flows from investing activities:
Purchases of property and equipment	(38)	(40)
Proceeds from sale of investments available for sale	7,985	11,555
Purchases of investments available for sale	(33)	(5)
Net cash provided by investing activities	7,914	11,510

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	6	1
Net cash provided by financing activities	6	1

Net (decrease) increase in cash	(552)	68
Cash at beginning of period	1,661	1,442

Cash at end of period	$1,109	$1,510